FOR IMMEDIATE RELEASE
Contact: INVESTORS:                                     MEDIA:
         John C. Dong, Chief Financial Officer          Kelly Sullivan
         BriteSmile, Inc.                               Chlopak, Leonard
         (925) 941-6260                                 Schechter & Assoc.
                                                        (212) 515-1908


                     BRITESMILE OBTAINS $4 MILLION FINANCING


WALNUT CREEK, CA - November 22, 2002 - BriteSmile, Inc. (Nasdaq: BSML), the leading international provider of a new state-of-the-art teeth-whitening system, today announced that its principal shareholder, LCO Investments Limited, and John Reed and Bradford Peters, have provided loan financing of $4 million. John Reed is the Chief Executive Officer of BriteSmile. Messrs. Reed and Peters, as well as Mr. Anthony Pilaro, the Chairman of LCO, also serve on the Board of Directors of the Company. The loan is to fund operating expenses and other costs associated with the Company's servicing of domestic and international Associated Centers. The loan will have a term of three years and be convertible into shares of the Company's common stock at the option of the lender at a price of $0.40 per share, the closing market price of the Company's shares on the date of the loan. The loan bears interest at two percent per year.

Bruce Fleming, President of BriteSmile, said, "The continuing support of LCO Investments Limited is greatly appreciated. In addition, further investment in the Company by Messrs Reed and Peters demonstrates management's continued high level of confidence in the Company and its prospects."


About BriteSmile

BriteSmile has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek and La Jolla, CA; Honolulu, HI; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has contracted with independent dentists to perform whitening procedures at more than 4,200 Associated Centers. Of the BriteSmile Associated Centers, 1,000 are located outside of the United States, in 40 countries. For more information about BriteSmile's procedure, call 800-BRITESMILE or visit the Company's Website at http://www.britesmile.com

                                      # # #


This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as the Company's ability to continue to establish Associated Centers and Professional Teeth Whitening Centers, the ability of those Centers to attract clients, the development and introduction of new products, acceptance of those new products in the marketplace and development of new strategic and marketing relationships in the United States and internationally. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.